Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 14, 2010 (December 20, 2010 as to Note 17) relating to the consolidated financial statements of American Petroleum Tankers Holding LLC and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of the Company to continue as a going concern), appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

December 20, 2010